Exhibit 10.38

Suneva Confidential

DISTRIBUTION AND SUPPLY AGREEMENT

BETWEEN

SUNEVA MEDICAL, INC.

AND

PACIFIC PHARMA CORPORATION

Suneva Confidential

DISTRIBUTION AND SUPPLY AGREEMENT made as of this 29th day of March, 2012 (“Effective Date”) between

SUNEVA MEDICAL, INC., a Delaware corporation with its principal office at 5870 Pacific Center Blvd, San Diego, CA 92121 (hereinafter called “SUNEVA”) and

PACIFIC PHARMA CORPORATION, a corporation organized under the laws of the Republic of Korea, with its principal office at Seongwon Building, 175-2, Hangangro 2-ga, Yongsan-gu, Seoul, Korea (hereinafter called “PACIFIC PHARMA”).

Defined terms used in this Agreement shall have the meanings set forth in Section 1 hereof, except as otherwise provided herein.

WHEREAS, SUNEVA is engaged in the development, manufacture and sale of Artefill and wishes to market it in the Territory;

WHEREAS, PACIFIC PHARMA is a distributor and seller of medical and aesthetic products in the Territory and desires to obtain an exclusive right to distribute, promote and sell Artefill in the Territory;

WHEREAS, SUNEVA has agreed, subject to the terms and conditions of the Agreement, to grant PACIFIC PHARMA the exclusive right to distribute the Product(s) in the Territory and to manufacture and supply to PACIFIC PHARMA on an exclusive basis in the Territory all of PACIFIC PHARMA’s requirements of the Product(s);

WHEREAS, PACIFIC PHARMA has agreed to undertake obtaining Territory Regulatory Approval for and distribution of such Product(s) in the Territory;

WHEREAS, the parties have executed a February 29, 2012 non-binding Term Sheet; and

WHEREAS, the parties now wish to memorialize and reduce to an enforceable, binding contract, the understanding between them.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement the flowing terms have the following meanings:

1.1	“Affiliates” shall mean (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

1.2	“Applicable Law” shall mean all applicable common law, statutes, ordinances, rules, regulations, codes, requirements, laws or orders of any Governmental Authority.

1.3	“Batch”, with respect to the Product(s), shall mean a separate and distinct quantity of such Product(s) processed under continuous and identical conditions and designated by a batch number.

1.4	“Certificate of Analysis” shall mean a document certifying that a Batch of any Product meets all Specifications.

1.5	“Fiscal Year” shall mean the twelve-month period commencing on January 1st of each year and ending on December 31st.

1.6	“FOB Origin” shall mean buyer pays Product(s) shipping cost, and takes responsibility for the Product(s) when the Product(s) leaves SUNEVA’s Facility.

1.7	“cGMP” shall mean current good manufacturing practices as required by the rules and regulations of the Territory Regulatory Authority.

1.8	“Governmental Authority” shall mean all agencies, commissions, officials, courts and other governmental and regulatory authorities and instrumentalities of the United States, the Territory and any other countries in which the Product(s) are manufactured, marketed, sold, tested, investigated or regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto.

1.9	“IFU” or Instructions For Use shall mean the FDA-approved Instructions For Use of Artefill. The IFU provide important information for the proper use of the medical device, definition of the intended use of the equipment, explanation of the user interface, safety instructions and warnings for the user, instructions how to deal with inherent residual risks, avoidance of misuse, cleaning and/or sterilization instructions, list of accessories and consumables validated by the manufacturer, requirements for safety inspections of the equipment requirements for (planned) maintenance.

1.10	“Launch Date”, as to each Product, shall mean the date of first commercial sale of the first Product by PACIFIC in the Territory, which in no case may be later than sixty (60) days following Territory Regulatory Approval.

1.11	“Launch Notice” shall have the meaning set forth in Section 6.1 hereof.

1.12	“Minimum Milestones” shall mean the minimum annual purchase obligations set forth in Schedule C.

1.13	“Product(s)” shall mean only the Product(s) set forth on Schedule A as may be amended by mutual written agreement of the parties from time to time.

1.14	“Territory Regulatory Authority” means the KFDA and any and all bodies and organizations regulating the manufacture, importation, distribution, use and sale of the Product in the Territory, including any Governmental Authority involved in granting approval of or regulating the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of the Product(s) in that country or jurisdiction.

1.15	“SUNEVA’s Facility” shall mean the facility or the facilities in which SUNEVA shall manufacture and export the Product for sale to PACIFIC PHARMA.

1.16	“SUNEVA’s Marks” shall have the definition set forth in section 18.3.

1.17	“Specifications” means the specifications for any Product as agreed to by the parties and as approved by the applicable Regulatory Authority and/or by the Territory Regulatory Authority. The Specifications for the Product in Schedule A may be amended by SUNEVA from time to time, only if specifically requested by applicable Regulatory Authorities. SUNEVA shall provide PACIFIC PHARMA written notice of any material changes to the Specifications.

1.18	“Technical Information” shall mean the design and manufacturing process and any and all technical knowledge, trade secrets, analytical methodology, processes, manufacturing and toxicological information, and any and all other technical information or experience related to the design and manufacturing of the Product(s).

1.19	“Territory” shall mean the Republic of Korea (South Korea). PACIFIC PHARMA must maintain a direct sales commercial presence (or Suneva-approved subdistributor) in the Territory.

1.20	“Territory Regulatory Approval” shall mean any and all approvals from Territory Regulatory Authority to market, sell and distribute Products in the Territory.

1.21	“U.S.” means the United States of America and its territories and possessions.

2	APPOINTMENT OF PACIFIC PHARMA AS EXCLUSIVE DISTRIBUTOR AND GRANT OF AUTHORITY TO OBTAIN TERRITORY REGULATORY APPROVAL

2.1	Provided PACIFIC PHARMA is and remains in full compliance with this Agreement and subject to meeting the Minimum Milestones set forth in Schedule C, SUNEVA hereby grants to PACIFIC PHARMA and PACIFIC PHARMA hereby accepts, the exclusive right and license to import the Product(s) in finished package form, market, distribute, promote, and sell the Product(s) in the Territory subject to the terms and conditions of this Agreement. SUNEVA further grants PACIFIC PHARMA a co-exclusive (with SUNEVA) license to manage all regulatory processes, necessary regulatory filings and communications with Territory Regulatory Authority. It is understood that SUNEVA will be responsible for communications with the United States Food and Drug Administration (FDA). The Parties shall mutually cooperate with respect to all necessary regulatory filings and communications. These licenses shall terminate or revert to nonexclusive licenses (in SUNEVA’s sole discretion) in the event that PACIFIC PHARMA fails to meet the Minimum Milestones set forth on Schedule C hereof.

2.2	PACIFIC PHARMA shall use commercially reasonable efforts to promote, distribute and sell the Product(s) in and throughout the Territory, and shall always maintain a reasonably adequate level of stock of Product(s) to meet the market demand for the Product(s) and avoid Product stock-outs within and throughout the Territory, except where such stock-outs is caused by the delay in Product(s) supply by SUNEVA.

2.3	All advertisements, promotional materials, packaging and anything else bearing a trademark or service mark (“Marketing Materials”) shall identify SUNEVA as the owner and/or manufacturer thereof, and shall be subject to prior written approval by SUNEVA.

2.4	PACIFIC PHARMA shall not (i) sell Product(s) directly or indirectly outside the Territory; (ii) export any Product(s) out of the Territory; or (iii) fill any orders for Product(s) knowing that such orders are intended for export or sale outside the Territory. PACIFIC PHARMA shall make best efforts to (i) prevent parallel imports to and exports from the Territory; (ii) prevent and report any Product(s) counterfeiting to SUNEVA and the appropriate Governmental Authorities in the Territory; and (iii) take all commercially reasonable actions to eliminate any such activity associated with the Product(s) in the Territory. Additionally, PACIFIC PHARMA shall provide SUNEVA reasonably sufficient information so that SUNEVA can monitor the distribution and sale of Product(s) within the Territory to verify that PACIFIC PHARMA is meeting its obligation to ensure that the Product(s) are not, directly or indirectly, being redistributed or resold outside the Territory. Any violation of this provision shall constitute a material breach of this Agreement.

2.5	PACIFIC PHARMA shall not, without prior written consent of SUNEVA in each instance, appoint any sub-distributor to distribute market, promote and/or sell the Product(s) within the Territory. The appointment of any sub-distributor shall be on such terms and conditions as SUNEVA may reasonably require in writing provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement. PACIFIC PHARMA shall submit to SUNEVA, for SUNEVA’s written prior approval, a copy of any agreement proposed to be entered into between PACIFIC PHARMA and any proposed sub-distributor. PACIFIC PHARMA shall require that each such agreement shall, without limitation: (i) terminate upon the expiration or earlier termination of this Agreement; (ii) be expressly subject to this Agreement and any restrictions regarding the Product(s), SUNEVA technical and sales literature, the SUNEVA Marks and other proprietary information stated herein; (iii) provide that the sub-distributor shall have no claims against SUNEVA or PACIFIC PHARMA arising from the expiration or termination of this Agreement; and (iv) prohibit the sub-distributor from appointing further sub-distributors or agents for the sale of Product(s) or assigning any rights or obligations under its agreement with PACIFIC PHARMA without SUNEVA’s prior written consent. PACIFIC PHARMA shall cause sub-distributors to communicate directly with PACIFIC PHARMA, not SUNEVA. PACIFIC PHARMA agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any sub-distributor appointed pursuant to this Section 2.5. All distributors or sub-distributors will be considered PACIFIC PHARMA’s agents.

2.6	All marketing materials created by or for PACIFIC PHARMA that are used in conjunction with, or relate to the Product(s) must be approved in writing by SUNEVA prior to use, the approval of which shall not be unreasonably withheld by SUNEVA. Such marketing materials shall contain all required regulatory requirements, copyright, trademark and accreditation notices as requested by SUNEVA.

2.7	PACIFIC PHARMA shall:

2.7.1	use commercially reasonable efforts to maximize sales of the Product(s) in the Territory through activities such as advertising, direct mail, participation at local or regional trade shows, and similar activities;

2.7.2	use commercially reasonable efforts to develop a robust distribution network in all major markets in the Territory;

2.7.3	directly and actively promote and sell the Product(s) at all times within the Territory and during the Term;

2.7.4	develop an appropriate number of Product injector trainers (as mutually agreed with SUNEVA) with adequate medical backgrounds, and who are properly trained by certified Product physician trainers with at least two (2) years of experience in using injectable dermal fillers. This will include bringing one or more US physician trainers to the Territory at a maximum expense to Suneva of Fifteen-Thousand USD ($15,000) for a single trip to the Territory by a U.S. physician. Any additional costs related to physician travel to be shared equally;

2.7.5	furnish SUNEVA with such periodic reports of sales and market conditions as SUNEVA may reasonably require;

2.7.6	manage and implement clinical programs, grant studies, and market development efforts in the Territory. Such clinical and development programs will be determined solely and paid for by PACIFIC PHARMA but coordinated with by SUNEVA;

2.7.7	maintain an adequate organization of well-trained and qualified personnel to effectively perform all of its duties hereunder;

2.7.8	comply fully with its obligations under labor, tax, social welfare and other laws relating to its personnel;

2.7.9	not knowingly hire any personnel in violation of any restrictive covenants contained in any agreement with a third party or any other obligations owed to any third party, and PACIFIC PHARMA shall insure that none of its sub-distributors, agents, officers, directors, employees or representatives shall do so. PACIFIC PHARMA shall also insure that any and all sub-distributors, agents, officers, directors, employees or representatives engaged or employed by it are not subject to any such obligations;

2.7.10	conduct its business in a professional manner which will reflect positively upon SUNEVA and its Product(s);

2.7.11	at PACIFIC PHARMA’s expense prepare and produce any additional marketing materials (to be approved by Suneva per 2.7.12 below) needed to promote the Product(s) in the Territory, provided that the need for such additional marketing materials shall be determined solely by PACFIC PHARMA;

2.7.12	provide SUNEVA materials and other information relating to its proposed marketing and promotional activities and shall not use any such material without first obtaining the express written consent of SUNEVA management whose consent will not be unreasonably withheld; in case no reply from Suneva within seven (7) days of the written notice of the materials and promotional activities is forthcoming, such materials and activities will be deemed approved by Suneva;

2.7.13	cooperate with SUNEVA in sales or promotional programs prepared by SUNEVA;

2.7.14	not, and shall cause its sub-distributors to not, make any materially misleading or untrue statements concerning the Product(s);

2.7.15	not, and shall cause its sub-distributors, agents and representatives to not, sell, distribute, market, advertise or solicit purchase orders for any other injectable dermal filler containing non-hyaluronic acid based microspheres or any injectable dermal filler with a label claimed duration of two (2) years or longer in the Territory. For avoidance of doubt, this provision does not apply to any product under internal development by PACIFIC PHARMA as of the Effective Date;

2.7.16	keep, for at least three (3) years after termination of this Agreement, records of all Product(s) sales and customers reasonably sufficient to adequately administer a recall of any Product(s) and to fully cooperate with any decision by SUNEVA to recall, retrieve and/or replace any Product(s);

2.7.17	keep SUNEVA informed of relevant market trends, customer needs, competitive activity, economic and regulatory conditions and PACIFIC PHARMA’s sales and inventory of Product(s);

2.7.18	execute, and require its customers to execute, subject to Applicable Law such license, proprietary data or other agreements as SUNEVA may reasonably require to satisfy its obligations under license and other agreements with third parties;

2.7.19	promptly advise SUNEVA of any change in PACIFIC PHARMA’s ownership or management;

2.7.20	use best efforts to control parallel imports to and exports from the Territory;

2.7.21	use best efforts to prevent and report to SUNEVA any Product(s) counterfeiting, and take commercially reasonable actions reasonably requested by SUNEVA to eliminate any such activity associated with the Product(s) in the Territory;

2.7.22	enforce the Product(s) trademark and not promote any other injectable dermal filler meeting the specification described in Section 2.7.15 above during the Term of this Agreement;

2.7.23	subject to Section 3.2, use its best efforts to prepare and submit, entirely at its own expense, the application for Territory Regulatory Approval within three (3) months after it receives the Product(s) dossier from SUNEVA;

2.7.24	use best efforts to obtain, entirely at its own expense, Territory Regulatory Approval within eight (8) months after it submits the application to the Territory Regulatory Authority.

3	TERRITORY REGULATORY APPROVAL

3.1	SUNEVA hereby grants to PACIFIC PHARMA a license (exclusive to all but SUNEVA) to prepare and file the application for Territory Regulatory Approval and to hold such Territory Regulatory Approval in its name. Such license is subject to SUNEVA’s right, but not obligation, to approve in advance all submissions. It is understood and agreed that such applications may seek approvals for the Product(s) with and without required use of a skin test. PACIFIC PHARMA agrees that it shall not authorize any of its sub-distributors or any other party to apply for or hold Territory Regulatory Approval without the express written consent of SUNEVA.

3.2	PACIFIC PHARMA at its sole cost shall prepare for filing with the Territory’s Regulatory Authority, the application, including all necessary translations, for Territory Regulatory Approval. SUNEVA shall provide the Product(s) dossier and other information reasonably requested by PACIFIC PHARMA that is fully consistent with and satisfies the requirements of Territory Regulatory Authority to obtain Territory Regulatory Approval.

3.3	PACIFIC PHARMA shall provide SUNEVA, upon request, copies of all communications with Territory Regulatory Authority or in any way related to obtaining Territory Regulatory Approval.

3.4	Following receipt of Territory Regulatory Approval, PACIFIC PHARMA shall at its sole cost maintain the Territory Regulatory Approval in good standing. If at any time this Agreement thereafter terminates or expires, PACIFIC PHARMA shall, upon SUNEVA’s written request and at SUNEVA’s cost, take all necessary steps to transfer the Territory Regulatory Approval to SUNEVA or its designee and shall cooperate with SUNEVA and take such further actions as may be necessary to effect such transfer with the Territory Regulatory Authority (including but not limited to applying to the Territory Regulatory Authority to effect such transfer and providing the relevant Product registration files to SUNEVA or its designee), and providing all SUNEVA documents from PACIFIC PHARMA’s or its affiliate’s possession, and providing or executing any documents or certificates reasonably requested by SUNEVA to effect the transfer of the Territory Regulatory Approval within 30 days of the termination or expiration of this Agreement, or as reasonably requested by SUNEVA thereafter.

3.5	PACIFIC PHARMA shall prepare at its sole cost any necessary translations of Product-related documents, IFU, scientific or commercial literature, or other related documents necessary for obtaining or maintaining Territory Regulatory Approval. PACIFIC PHARMA will translate all documents in full and not knowingly omit any information, and shall provide a copy of the translation/authorized certification to SUNEVA as evidence of proper and accurate translations prior to PACIFIC PHARMA’s commencing distribution.

3.6	Each Party shall immediately notify the other Party of any inspections by any Governmental Authority or the Territory Regulatory Authority or any other regulatory issues related to the Product(s). Each Party shall also have the duty to immediately notify the other Party if it becomes aware of any concern related to the efficacy or safety of Product(s).

3.7	SUNEVA shall have final approval over all labels, labeling, indications or claims regarding the Product submitted to Territory Regulatory Authority. SUNEVA shall, in its sole discretion, have final approval for any matter that affects, or could reasonably affect, Territory Regulatory Approval for the Product(s).

4	SUNEVA’S COVENANTS

4.1	Upon receipt and acceptance of orders under Section 5 hereof, SUNEVA shall make reasonable commercial efforts to manufacture the Product(s) and to supply such Product(s) to PACIFIC PHARMA with one shipment (consisting of one or more cold boxes) per quarter, pursuant to forecasts and purchase orders placed by PACIFIC PHARMA in accordance with this Agreement.

4.2	SUNEVA may, upon reasonable notice with respect to any Product(s) and without liability to PACIFIC PHARMA, alter the specifications for any Product(s) as required by Applicable Law or, in SUNEVA’s sole and exclusive judgment, as needed to maintain competiveness in Territory or any other market. SUNEVA will make such modified Product(s) containing bovine collagen and PMMA microspheres available to PACIFIC PHARMA under same terms of this Agreement. However, PACIFIC PHARMA will undertake to obtain at its sole expense any necessary Territory Regulatory Approval for such changes; provided, however that if the said alteration affects the marketability and profitability of Product(s), the parties shall amend this Agreement to accommodate such change of the marketability and profitability of Product(s) and provided further that Suneva shall consult in advance with PACIFIC PHARMA regarding the feasibility in obtaining/maintaining Territory Regulatory Approval for such altered specifications, and, if PACIFIC PHARMA at its sole discretion judges such alteration is not feasible, PACIFIC PHARMA shall have no obligation to undertake obtaining Territory Regulatory Approval. If SUNEVA disagrees, it may elect to bear the full cost to supplement the dossier or supply other information that would, in its judgment, make such application for Territory Regulatory Approval feasible. In any event, SUNEVA is and shall remain able to supply the Product(s) in current specification as of the Effective Date of this Agreement, unless Applicable Law prohibits it from doing so.

4.3	If necessary at PACIFIC PHARMA’s sole judgment, SUNEVA shall furnish PACIFIC PHARMA with a Certification of Foreign Government (“CFG”), Certification of Bovine Spongiform Encephalopathy (“BSE”) and the dossier for the purpose of obtaining Territory Regulatory Approval.

4.4	SUNEVA will provide such further materials as reasonably necessary for Territory Regulatory Approval.

5	RECEIPT AND DISTRIBUTION OF THE PRODUCT BY PACIFIC PHARMA

5.1	PACIFIC PHARMA shall, at its sole expense, maintain, transport and store Product(s) at all times within the approved storage and transportation conditions (including, without limitation storing and transporting the Product(s) at a temperature of 2 to 8 degrees C) as necessary to maintain Product(s) integrity.

5.2	PACIFIC PHARMA shall maintain temperature traces for each shipment, from point of receipt through point of delivery to final holding cold storage area (prior to further distribution, if applicable). This data must remain on file and be provided to SUNEVA upon request to validate constant Product(s) temperature compliance.

5.3	PACIFIC PHARMA shall not change, alter, modify, rebrand, or tamper with the Product(s) or packaging in any way other than, with SUNEVA’s prior express written consent, to repackage or translate the package container, IFU, or other packaging modification necessary to comply with Applicable Law.

6	FORECASTS, ORDERS, DELIVERY AND PURCHASE OBLIGATIONS

6.1	When SUNEVA concludes and provides notice that, in its sole and exclusive judgment, Territory Regulatory Approval is likely to be received within a six (6) month time frame the parties shall meet and agree upon an estimated Launch Date for the Product(s). The agreed upon Launch Date shall in no event be later than sixty (60) days from the date Territory Regulatory Approval is actually obtained. In the event the Parties are unable to agree upon a Launch Date within thirty (30) days after SUNEVA provides the aforementioned notice, the Parties agree that the Launch Date shall be sixty (60) days from Territory Regulatory Approval. Within ten (10) days of reaching such agreement (or failing such agreement, within ten (10) days from the date Territory Regulatory Approval is actually obtained) PACIFIC PHARMA shall send to SUNEVA an initial purchase order for such Product(s) to be purchased by PACIFIC PHARMA, prior to the Launch Date. Such initial purchase order shall function as a Launch Notice.

6.2	On or before the first day of each calendar quarter commencing after the Launch Date of the Product, PACIFIC PHARMA shall provide to SUNEVA a rolling 12-month forecast of the amount of such Product(s) to be ordered for delivery during each of the subsequent four (4) quarters following the date of the forecast. Every quarter PACIFIC PHARMA shall update the rolling forecast with its desired purchase amounts for the subsequent four quarters. The first and second quarters of such forecast shall be a binding obligation on the part of the Parties to this Agreement (“Binding Forecast”), and the third through fourth quarters cannot vary by more than 25 percent (up or down) from the original forecasted amount for that quarter. Should PACIFIC PHARMA wish to increase the original forecast amount by greater than 25%, SUNEVA shall use best efforts to satisfy this additional demand. PACIFIC PHARMA shall use all reasonable efforts to make each forecast as accurate as possible.

6.3	PACIFIC PHARMA shall place written, firm, non-cancellable purchase orders with SUNEVA for the quantities (consistent with 6.2 hereof) and the delivery dates (consistent with SUNEVA’s then current lead times) of each Product(s) that it desires to purchase under this Agreement for commercial use; provided, however, that where the purchase order adds to or is in conflict with the terms and conditions of this Agreement, this Agreement, and not such standard terms and conditions set forth in the purchase orders, shall govern the purchase and sale of the Product(s). PACIFIC PHARMA agrees to place such purchase orders at least one hundred eighty (180) days in advance of the specified delivery date, unless otherwise agreed to in writing by the parties. Save in case of Force Majeure, SUNEVA is obliged to use best efforts to supply the Product(s) in accordance with the purchase orders and on or prior to the designated delivery date.

6.4	PACIFIC PHARMA shall at all times maintain the minimum purchase obligations of the Product(s) set forth on Schedule C.

6.5	Delivery terms are FOB Origin, SUNEVA’s manufacturing and warehouse facility in San Diego, California (Incoterms 2000). All transportation, storage, distribution, and maintenance costs of Product(s) and skin test shall be born by PACIFIC PHARMA. SUNEVA shall assist PACIFIC PHARMA by selecting a cold-storage shipment system and such cold storage transportation costs will be borne by PACIFIC PHARMA.

6.6	As detailed in Schedule C, SUNEVA will provide free Product(s) and test kits during the Term to support Product(s) training and medical education, as follows:

6.6.1	For the first three years following Territory Regulatory Approval: 1 Free Artefill kit (5 syringes) per every 5 Artefill kits (25 syringes) purchased. The primary intended use of said free kits is for training of physicians (not for resale) in the Territory, marketing and promotion, however it is understood that some free goods distributed to physicians in the Territory may be resold and that PACIFIC PHARMA has discretion in this matter so long as all other terms of this Agreement are honored. In subsequent years, the same ratio of free to purchased goods will apply so long as PACIFIC PHARMA exceeds the prior year’s agreed upon Minimum Milestones.

6.6.2	SUNEVA will provide one free skin test kit (5 x 0.3cc skin test syringe) for every one Artefill kit purchased; provided that PACIFIC PHARMA shall not charge any party, customer, doctor or otherwise for such skin test kits.

7	COMPLIANCE WITH LAW

7.1	It shall be the responsibility of PACIFIC PHARMA and SUNEVA, respectively, to follow all procedures and take all actions that are necessary or required for agreements of this type by Applicable Law.

7.2	Neither party shall be obligated to carry out or perform any term of this Agreement if performance constitutes a violation of Applicable Law. In such an event, the other terms of this Agreement shall continue and the parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that performance of this Agreement as so amended will not involve any such violation.

8	PRODUCT COMPLAINTS

8.1	Each Party shall cooperate fully with the other Party in dealing with customer complaints concerning the Product and shall take reasonable action to resolve promptly and follow up with regard to such complaints as required by Regulatory Authority or Applicable Law.

8.2	Without limiting the generality of the foregoing, PACIFIC PHARMA shall:

8.2.1	notify SUNEVA in a timely manner as required by Regulatory Authority or Applicable Law in the Territory all such complaints that indicate a potentially significant effect involving the safety or efficacy of the Product(s) and or involving a patient and or end user;

8.2.2	provide copies to SUNEVA within a commercially reasonable time of all customer complaints received by PACIFIC PHARMA relating to the Product(s);

8.2.3	keep and maintain records of all customer complaints received by PACIFIC PHARMA relating to the Product(s); and

8.2.4	otherwise provide such assistance and information as SUNEVA reasonably requests to fulfill SUNEVA’s complaint handling obligations for the Product(s).

8.3	Any Product(s) complaints must be adequately investigated and addressed. However, subject to Applicable Law and Territory Regulatory Authority, corrective action shall be taken by PACIFIC PHARMA only if and when SUNEVA notifies PACIFIC PHARMA in writing requesting that such a corrective action plan that SUNEVA subsequently approves be implemented, and further provided that SUNEVA shall solely bear the cost for such corrective action, except where the corrective action is mandated by Territory Regulatory Authority in which case costs will be allocated pursuant to Section 11.4.

9	ADVERSE EVENT REPORTING

9.1	PACIFIC PHARMA shall be responsible for reporting to SUNEVA any adverse device events, malfunctions, incidents, near incidents and other reportable events related to the Product(s) pursuant to the Applicable Law in the Territory.

9.2	PACIFIC PHARMA shall provide such assistance and information as SUNEVA reasonably requests to fulfil its adverse event reporting obligations for the Product(s), as required by Territory Regulatory Authority and Applicable Law.

9.3	PACIFIC PHARMA shall keep and maintain records of all customer complaints received by PACIFIC PHARMA relating to the Product(s) as required by Territory Regulatory Authority or Applicable Law and provide copies to SUNEVA upon request.

10	GOOD MANUFACTURING PRACTICES

10.1	SUNEVA is responsible for ensuring that all Products are designed and manufactured in material compliance with cGMP, including FDA’s Good Manufacturing Practices, which are now codified in the Quality System Regulation (“QSR”), as well as international quality system standards, such as ISO 13485:2003, as necessary.

10.2	PACIFIC PHARMA is responsible for ensuring that it conducts any quality related activities in reasonable compliance with the requirements of the Territory Regulatory Authority.

11	PRODUCT RECALLS

11.1	If PACIFIC PHARMA in good faith determines that a recall involving the Product(s) is warranted, PACIFIC PHARMA shall immediately notify SUNEVA in writing and shall advise SUNEVA of the reasons underlying its determination that a recall or product correction is warranted. SUNEVA shall retain full authority and responsibility for making recall decisions and implementing such actions, unless the Territory Regulatory Authority mandates PACIFIC PHARMA to do so.

11.2	If SUNEVA decides to conduct a recall, SUNEVA will provide written notice to PACIFIC PHARMA within twenty-four (24) hours of such decision, and a summary of the reason for and implementation of such action. SUNEVA shall provide such information as PACIFIC PHARMA may reasonably require to prepare any additional customer notification of such recall, which notification shall be issued by PACIFIC PHARMA.

11.3	Any such recall by either party shall be handled in accordance with the policies and procedures maintained by both parties. SUNEVA shall submit to PACIFIC PHARMA for submission to Territory Regulatory Authority any necessary reports, as required under the Applicable Law, including 21 C.F.R. Part 806, and shall be responsible for drafting any recall notifications with respect to the Product(s). PACIFIC PHARMA shall notify Territory Regulatory Authority of such recall, in accordance with Applicable Law once SUNEVA has officially notified PACIFIC PHARMA.

11.4	The Party whose actions or inaction created the circumstances necessitating the recall shall reimburse the other Party for all reasonable out-of-pocket costs and expenses associated with conducting the recall.

11.5	During the term of this Agreement, PACIFIC PHARMA shall maintain records of all sales of the Product(s) and customers resonably sufficient to adequately administer a recall, market withdrawal or correction. Immediately upon termination or expiration of this Agreement, PACIFIC PHARMA shall provide SUNEVA with a copy of all distribution records relating to the Product(s).

12	GOVERNMENTAL INSPECTIONS AND INQUIRIES

12.1	PACIFIC PHARMA shall promptly, and in any event within three (3) business days after the date of receipt of notice, notify SUNEVA in writing of, and shall provide SUNEVA with copies of, any correspondence and other documentation received or prepared by PACIFIC PHARMA in connection with any of the following events to the extent necessary to meet the requirements of any Governmental or Territory Regulatory Authority, as it relates to the Product(s):

12.1.1	receipt of a regulatory letter, warning, recall notice, notice of inspection or similar communication from any Governmental or Territory Regulatory Authority in connection with the storage, marketing, advertisement, sale and/or distribution of the Product(s); and

12.1.2	any Governmental or Territory Regulatory Authority’s comments relating to the Product(s) that may require a response or action by SUNEVA.

12.2	Without limiting the generality of the foregoing, in the event that PACIFIC PHARMA or any Agent receives a letter or comments from any such Governmental or Territory Regulatory Authority in connection with any of the Product(s) that requires a response or action by SUNEVA, PACIFIC PHARMA shall promptly provide to SUNEVA any data or information required in preparing such response that relates to storage, marketing, advertising, sale or distribution of the Product(s), and PACIFIC PHARMA will cooperate fully with SUNEVA in preparing such response.

12.3	In the event any facility that is used by PACIFIC PHARMA or any agent to store, market, advertise, distribute or sell any Product(s) is inspected by representatives of any Governmental or Territory Regulatory Authority, PACIFIC PHARMA shall notify SUNEVA promptly upon learning of such inspection and shall supply SUNEVA with copies of any correspondence that relates to such inspection. SUNEVA may, at its election, send representatives to, and may participate in any portion of such inspection that relates to any of the Product(s). PACIFIC PHARMA shall furnish to SUNEVA copies of all material information supplied to, or supplied by, such Governmental or Territory Regulatory Authority, including observations and responses within five (5) business days after the delivery of such information by the Governmental or Territory Regulatory Authority.

12.4	PACIFIC PHARMA shall provide SUNEVA with a copy of any response related to such visit or inspection for SUNEVA’s review and comment prior to submission of the response. PACIFIC PHARMA shall provide SUNEVA with a copy of the final response promptly after it is submitted to the Governmental or Territory Regulatory Authority.

12.5	In the event any Governmental or Territory Regulatory Authority detains or seizes any Product(s) in the custody or control of PACIFIC PHARMA or its agents, PACIFIC PHARMA shall promptly send retained samples of each applicable Product and duplicate reports relating to such seizure to SUNEVA, provided that such action does not violate Applicable Law.

13	AUDITS

13.1	Within a reasonable time, but no later than thirty (30) days’ after prior written notice, is given by SUNEVA, the facilities that are used by PACIFIC PHARMA or any agent to store, market, advertise, distribute or sell any Product(s) shall be open to audit, inspection, examination and evaluation, during normal working hours at any time (unless an audit or inspection is then being conducted by Regulatory Authority), and no more than once per calendar year (unless deemed necessary by Suneva, due to a product recall, event, complaint and or other related action(s) which may require an on-site audit, inspection and or visit), by SUNEVA or its authorized representatives to the extent reasonably necessary to evaluate PACIFIC PHARMA’s or agent’s compliance with Applicable Law, and other requirements of this Agreement in connection with its performance under this Agreement. During such audit, inspection, examination or evaluation, PACIFIC PHARMA or its agent shall permit SUNEVA or its authorized representatives to inspect and audit records reasonably necessary to evaluate PACIFIC PHARMA’s compliance with Applicable Law, and other requirements of this Agreement in connection with its performance under this Agreement.

14	PRODUCT MODIFICATIONS

14.1	PACIFIC PHARMA shall not change, alter, modify, rebrand, or tamper with the Product(s) in any way other than to affix a SUNEVA approved label to the package or translate the package container, and/or IFU, necessary to obtain or maintain Territory Regulatory Approval, without prior written approval and review from SUNEVA.

14.2	All translations shall be subject to review and approval by SUNEVA prior to any use by PACIFIC PHARMA.

14.3	Any and all affixed labels and/or translations to the Product(s) packaging must be approved in advance by SUNEVA.

15	JOINT OPERATING COMMITTEE

15.1	Governance and Reporting.

15.1.1	The parties shall form a Joint Operating Committee (JOC) to coordinate efforts, communicate information, data and maximize the Product(s) potential in the Territory. The JOC will meet quarterly, with at least one face-to-face meeting per year. Both companies will assign senior personnel to the JOC with the principal representative for each company being at least a Director level manager.

15.1.2	At each JOC, SUNEVA shall update PACIFIC PHARMA on new Product(s) clinical results, marketing strategies and implementation outside of the Territory, coordination, production plan updates, and manufacturing changes for the Product. SUNEVA will also provide guidance on Ex-Territory commercial best practices and clinical study results that would benefit the Product in the Territory.

15.1.3	At each JOC, PACIFIC PHARMA shall provide an update on sales and marketing, customer plans, programs, adoption, and financial results. PACIFIC PHARMA shall also provide a yearly financial summary of Product(s) in the Territory including aggregate sales, sales by customer, and the expense budget associated with Product sales.

15.1.4	Within sixty (60) days of the Effective Date and thereafter once a year no later than March 1, PACIFIC PHARMA shall provide the JOC a Yearly Operating Plan for the Product(s) in the Territory for review at the JOC. The Yearly Operating Plan for the Product(s) will outline commercial, clinical, regulatory, and other functional area goals, strategies, and implementation plans.

15.1.5	Subject to the requirements of this Agreement, PACIFIC PHARMA shall have final decision making responsibility for any commercial decision related to the Product(s) in the Territory other than decisions related to labeling, regulatory filings, communication, clinical development plans, and submissions which must be mutually agreed upon by the JOC. Additionally, both parties will mutually agree on Regulatory decisions, strategy, and regulatory agency filings for the Product(s) in the Territory.

16	PRODUCT RETURNS

16.1	Returns shall only be authorized due to a defect or suspected defect reasonably demonstrated to SUNEVA, and must be authorized in writing by SUNEVA with an appropriate authorization number prior to the return of any Product(s). Defective Product(s) returned must, wherever possible, be unopened and undamaged, and must be received within forty-five (45) days of receipt by PACIFIC PHARMA for replacement or credit. Product(s) returned after forty-five (45) days will not be accepted for return. No cash refunds will be issued for returns of Product(s); credits for such returns will be applied to the account of PACIFIC PHARMA.

17	PRODUCT PRICE AND PAYMENT

17.1	PACIFIC PHARMA shall pay SUNEVA a non-refundable license fee of One-Hundred and Twenty-Five Thousand United States Dollars ($125,000) upon Territory Regulatory Approval or by December 3, 2012, whichever occurs first.

17.2	PACIFIC PHARMA shall pay SUNEVA a non-refundable milestone fee of One-Hundred Twenty-Five Thousand United States Dollars ($125,000 USD) upon PACIFIC PHARMA’s reaching accumulated gross sales of Five-Million United States Dollars ($5,000,000 USD) in the Territory.

17.3	PACIFIC PHARMA shall pay SUNEVA a fixed price for the Product(s) as set forth in Schedule C.

17.4	PACIFIC PHARMA shall establish a Letter of Credit (LOC) in advance of SUNEVA shipping each order. SUNEVA shall draw against this LOC forty-five (45) days following PACIFIC PHARMA’S receipt of Product(s) from said order.

17.5	All payment shall be exclusive of any Withholding, VAT or other Taxes and to clarify and without limitation, PACIFIC PHARMA shall pay all taxes, VAT, duties, other governmental assessments, insurance, shipping and all similar charges however labeled.

17.6	PACIFIC PHARMA shall assume full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, advertising, translations of documents and materials, demonstration, travel and accommodation for the employees, agents, representatives or other personnel of PACIFIC PHARMA.

17.7	Prices do not include, and PACIFIC PHARMA shall be responsible for, all excise, sales, use, value added and other taxes, including any goods and services tax payable in the Territory and excluding only any U.S. tax on the income of SUNEVA.

18	INTELLECTUAL PROPERTY RIGHT, TRADEMARKS, CONFIDENTIALITY, AND PROCESS TRADE SECRETS

18.1	PACIFIC PHARMA acknowledges and agrees that SUNEVA owns the Technical Information, and all industrial and intellectual property rights of any kind or relating to the Technical Information, including the right to patents, registered or other designs, copyright, trademarks or trade names, and any other confidential information related to the Product. Nothing contained in this Agreement shall be effective to give PACIFIC PHARMA any rights of ownership in or to the Technical Information, or any intellectual property owned by SUNEVA, whatsoever.

18.2	SUNEVA has established or is in the process of establishing a global international brand name and trademark for the Product(s) (“Product Brand”). Such trademark and brand will be used by PACIFIC PHARMA in the Territory unless there is a regulatory restriction or prevention of such brand name. SUNEVA will work in good faith with PACIFIC PHARMA to insure such brand name and Trademark is mutually acceptable but final decision with international brand name and Product trademark shall be SUNEVA’s.

18.3	During the Term of this Agreement, SUNEVA grants to PACIFIC PHARMA an exclusive license for use only in the Territory to the trademarks listed in Schedule B and the Product Brand (“SUNEVA Marks”) for the sole and exclusive purpose of marketing and selling Product in the Territory. SUNEVA may inspect and monitor PACIFIC PHARMA’s use of the SUNEVA Marks. PACIFIC PHARMA is not granted any right, title or interest in the SUNEVA Marks other than the foregoing limited license, and PACIFIC PHARMA shall not use any SUNEVA Marks as part of PACIFIC PHARMA’s business, entity, corporate or trade name or permit any third party to do so. Any and all goodwill generated by PACIFIC PHARMA’s use of the SUNEVA Marks shall inure solely to the benefit of SUNEVA.

18.4	Unless otherwise agreed by SUNEVA in writing, PACIFIC PHARMA shall not identify Product(s) by any designation other than the Product Brand.

18.5	PACIFIC PHARMA shall use SUNEVA Marks solely with respect to Product(s) purchased from SUNEVA as provided in this Agreement, and only in accordance with the standards of quality established or approved by SUNEVA or its designee.

18.6	SUNEVA is, and at all times shall remain the owner of Suneva Marks. PACIFIC PHARMA will not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership. All use of SUNEVA Marks, and goodwill accruing therein, shall inure to the benefit of and be on behalf of SUNEVA or its Affiliates. Nothing in this Agreement provides PACIFIC PHARMA any right, title or interest in the Trademarks other than the right to use the Trademarks solely within the Territory in accordance with this Agreement. In the event that PACIFIC PHARMA acquires any rights in the Trademarks in connection with PACIFIC PHARMA activities pursuant to this Agreement, PACIFIC PHARMA shall assign, and hereby does assign, to SUNEVA or its Affiliates all such rights, including any related goodwill.

18.7	PACIFIC PHARMA shall not operate an Internet site that references any of the Products or the SUNEVA Marks (“PACIFIC PHARMA Web Site”) without the prior written consent of SUNEVA. In consideration of SUNEVA allowing PACIFIC PHARMA to reference the Product(s) or use the SUNEVA Marks in PACIFIC PHARMA’s Web Site, SUNEVA may provide and PACIFIC PHARMA shall post on the PACIFIC PHARMA Web Site, mandatory content, including but not limited to privacy policies, terms of use, copyright and trademark notices, and graphics and trademark policies. Subject to SUNEVA’s prior written consent, PACIFIC PHARMA shall prominently provide on the home page of the PACIFIC PHARMA Web Site a link to SUNEVA’s Internet site in location, style, size and manner specified by SUNEVA. PACIFIC PHARMA shall be limited to using SUNEVA Marks in connection with the Internet as follows:

18.7.1	The use must be in compliance with Applicable Law regarding advertising of regulated products and/or pharmaceuticals on the Internet and must be approved by SUNEVA prior to such use;

18.7.2	No license is granted to use or obtain rights to any “.com” generic code domain, or any other such top-level domain, for any Trademark. All domain names containing the Trademark will be registered and maintained by and in the name of SUNEVA or its designee;

18.7.3	Appropriate disclaimers must be included in any website to the effect that it is intended for residents within the Territory only; and

18.7.4	In using any of the Trademarks on the Internet, PACIFIC PHARMA will not have and will not represent in any way that it has any title or right to the ownership or registration or their use, except as provided in this Agreement. PACIFIC PHARMA will at all times indicate that each of the Trademarks is a trademark of SUNEVA and is used under license.

18.7.5	PACIFIC PHARMA may not use any SUNEVA Marks in connection with any domain name, directory, address, locator, linking, co-branding, metatag, or with any other Internet search strategy.

18.8	PACIFIC PHARMA shall provide prompt notice to SUNEVA of any infringement or potential infringement of the SUNEVA Marks by a third party and of any challenge to its use of the SUNEVA Marks by a third party. SUNEVA shall have the sole right, but not the obligation, to enforce any such Trademarks against such Third Party infringer, in its discretion, and to settle or compromise any such possible infringement by taking such action as SUNEVA may determine in its sole and absolute discretion using counsel of their choice. PACIFIC PHARMA shall cooperate fully with SUNEVA in any legal action taken by SUNEVA against such third parties, provided that SUNEVA shall pay all expenses of such action and all damages which may be awarded or agreed upon in settlement of such action shall accrue to SUNEVA.

18.9	PACIFIC PHARMA agrees not to use or contest, during or after the Term of this Agreement, any SUNEVA Marks anywhere in the world (or any name, mark or designation similar thereto).

18.10	PACIFIC PHARMA shall not remove or alter any SUNEVA trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Product(s), documentation or containers or packages.

18.11	PACIFIC PHARMA shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of SUNEVA’s Marks, or oppose any such registration by SUNEVA. Upon termination of this Agreement, PACIFIC PHARMA shall immediately cease any use of the SUNEVA Marks in any manner. In addition, PACIFIC PHARMA hereby appoints, empowers SUNEVA as its attorney-in-fact, which appointment is coupled with an interest, to allow and shall assist SUNEVA, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting PACIFIC PHARMA to use the SUNEVA Marks in the Territory. To effectuate the purposes of this provision, PACIFIC PHARMA shall sign and deliver any documents and perform all further acts as may be reasonably requested by SUNEVA.

19	RELATIONSHIP OF SUNEVA AND PACIFIC PHARMA

19.1	Notwithstanding anything set forth herein to the contrary, the relationship between SUNEVA and PACIFIC PHARMA that is created by this Agreement shall be that of independent contractors, vendor and purchaser, and not that of a partnership, franchise, employment, principal or agent, or joint or co-ventures. In the performance of this Agreement, PACIFIC PHARMA shall have no authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of SUNEVA, or to bind SUNEVA or its Affiliates in any manner whatsoever and SUNEVA shall have no authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of PACIFIC PHARMA or to bind PACIFIC PHARMA or its Affiliates in any manner whatsoever. Each party shall indemnify the other party for any claim asserted by any third party that the acts of such party or any of its Affiliates created any obligation or responsibility of the other party other than as expressly set forth in this Section.

19.2	If this Agreement is terminated for any reason, neither party shall thereafter use, or permit anyone else under its control to use, the other’s name in the promotion of its business or the offer for sale of any goods and neither party shall package or label any goods in a manner that the other party hereto might reasonably consider to be imitative of any goods sold by such party.

20	WARRANTIES LIMITATIONS OF LIABILITY

20.1	PACIFIC PHARMA hereby represents and warrants to SUNEVA that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	no approval, action or authorization by any Governmental Authority is required for PACIFIC PHARMA’s execution and performance hereof (except for Territory Regulatory Approval) which has not already been obtained;

(c)	there is no legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder.

20.2	Subject to 20.3, SUNEVA hereby represents and warrants to PACIFIC PHARMA that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it is not aware of any legal contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder.

20.3	Disclaimer of Warranties. SUBJECT TO 10.1, SUNEVA GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS OR THE SUNEVA MARKS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT EXCEPT THAT THE PRODUCTS ARE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP.

20.4	SUBJECT TO 21 INDEMNIFIACTION, PACIFIC PHARMA AGREES THAT SUNEVA SHALL NOT BE LIABLE TO PACIFIC PHARMA OR ANY OF ITS AFFILIATES OR SUBDISTRIBUTORS OR ANY THIRD PARTY FOR ANY LOSS OR DAMAGE INCLUDING, WITHOUT LIMITATION, ANY CAUSED BY THE PRODUCTS UNDER THIS AGREEMENT OR ANY OTHER PERFORMANCE UNDER THIS AGREEMENT, EXCEPT IN THE CASE WHERE SUCH LOSS OR DAMAGE COMES FROM DEFECTS IN THE PRODUCTS.

20.5	NEITHER PARTY SHALL HAVE ANY LIABILITY OF ANY KIND TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY THE OTHER PARTY OR ANY THIRD PARTY.

20.6	IN NO EVENT SHALL SUNEVA BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY PACIFIC PHARMA, TO SUNEVA UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING SIX (6) MONTH PERIOD. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

21	INDEMNIFICATION

21.1	PACIFIC PHARMA agrees to indemnify SUNEVA against and hold SUNEVA and its employees, officers, directors and Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breaches of representations, warranties, conditions, covenants or agreements contained in this Agreement;

(b)	any other misrepresentation or breach of this Agreement by PACIFIC PHARMA or its agent;

(c)	any claim, express, implied or statutory made by PACIFIC PHARMA, its agents, Affiliates or its sub-distributors, (except to the extent that such claim has been approved by Territory Regulatory Authority and authorized in writing by SUNEVA) as to the efficacy or safety of the Product or the use to be made by any purchaser of the Product(s) (except in the case where such loss or damage comes from defects in the Product(s));

(d)	PACIFIC PHARMA’s or any agent’s negligent acts or omissions or willful misconduct in the use, import, marketing, promotion, advertising, distribution and sale of the Products, including but not limited to PACIFIC PHARMA’s or agent’s promotional or advertising materials for the Product(s);

(e)	any statements, claims, representations or warranties made by PACIFIC PHARMA or its agents relating to the Product(s), other than as authorized in writing by SUNEVA:

(f)	any infringement or claim thereof of any patent, copyright, trademark, service mark, trade name, trade secret or any other property right of a third party arising from the use by PACIFIC PHARMA or any agent of (i) any symbol, insignia, name or identifying characteristic other than the SUNEVA’s Marks, (ii) any combination of any SUNEVA Mark with any materials not provided or approved by SUNEVA, (iii) any modification to the Product(s) not made by SUNEVA, or (iv) any use of the Products not authorized or certified by SUNEVA or by the SUNEVA technical and sales literature and materials;

(g)	any intentional or negligent violations by PACIFIC PHARMA or any agent of any Applicable Law; and

(h)	any contractual relations between PACIFIC PHARMA or any agent and a third party.

21.2	SUNEVA agrees to indemnify PACIFIC PHARMA against and hold PACIFIC PHARMA and its employees, officers, directors and Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expenses (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breaches of representations, warranties, conditions, covenants or agreements contained in this Agreement;

(b)	any other misrepresentation or breach of this Agreement by SUNEVA or its agent;

(c)	any claim, express, implied or statutory, made by a third party for bodily injury, personal injury, death and property damage caused by defects in the Product(s) and defective Product(s) information submitted by SUNEVA or its agent;

(d)	any negligent acts or omissions or willful misconduct by SUNEVA or its agent in connection with the manufacturing and exporting of the Product(s) including but not limited to any technical and sales literature and materials provided by SUNEVA or its agent;

(e)	any statements, claims, representations or warranties made by SUNEVA or its agent relating to the Product(s);

(f)	any intentional or negligent violations by SUNEVA or its agent of any Applicable Law; and

(g)	any contractual relations between SUNEVA or any agent and a third party.

21.3	If PACIFIC PHARMA or any of its Affiliates or SUNEVA or any of its Affiliates (in each case an “Indemnified Party”) receives any written claim which it believes is the subject of indemnity hereunder by SUNEVA or PACIFIC PHARMA, as the case may be, (in each case as “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

21.4	The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

21.5	No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

21.6	Each of the parties agrees that it will not disclose or use any Confidential Information of the other party that it may acquire at any time during the term of this Agreement without the prior written consent of such party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants, sub-distributors or agents to enter into similar confidentiality agreements in relation to such Confidential Information. PACIFIC PHARMA also acknowledges and agrees that the Product is made in accordance with highly proprietary trade secrets of SUNEVA and that it shall not disclose such trade secrets and shall prevent disclosure thereof and further it shall not and shall not permit other to discover by reverse engineering or otherwise any of such trade secrets. PACIFIC PHARMA will not disclose any information regarding the production, engineering, GMP or GLP standards, to any other party without the express written consent of SUNEVA.

21.7	The obligations undertaken by each party under this Section shall continue in force for a period of five (5) years following the termination or expiration of this Agreement except with respect to SUNEVA trade secrets for which the obligations hereunder shall not expire and shall continue after the termination or expiration of this Agreement regardless of the cause.

21.8	As used in this Agreement, the term “Confidential Information” shall mean all information of disclosed to or observed by or discovered by both parties, including without limitation customer lists, information that is embodied in the Product(s), or any information regardless of the form in which it is disclosed that relates to a party’s markets, customers, products, patents, inventions, procedures, manufacturing, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general. The parties expressly agree that due to the substantially discounted pricing terms to PACIFIC PHARMA, it is of the essence that PACIFIC PHARMA not disclose the pricing terms in Schedule C to any third-party. It is further agreed that any breach of this Section 21 shall be a material breach and cause for termination under Section 22.2.

21.9	The obligations contained in this Section 21 do not apply to any information:

(a)	which was at the time of receipt by a party in the public domain through no fault or act of the receiving party or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party’s duty of confidentiality;

(b)	which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

(c)	which was independently developed by the receiving party without the use of or reliance on Confidential Information of the other party;

(d)	which was provided to the receiving party by a third party under no duty of confidentiality; and

(e)	which is required to be disclosed by law but only for the purpose of providing it to such governmental agencies, provided, however, prompt prior notice thereof shall be given to the disclosing party and disclosure shall be limited to the maximum extent possible.

21.10	If any dispute arises with respect to the unauthorized use of Confidential Information, SUNEVA’s Marks or other intellectual property of SUNEVA by PACIFIC PHARMA, or with respect to acts or omissions of PACIFIC PHARMA relating to the Products that negatively impact the reputation of SUNEVA or the Product(s) or the safety of the public, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration.

22	TERM AND TERMINATION

22.1	This Agreement shall be for an initial term commencing as of the date of this Agreement and continuing until the 10th anniversary of the date above, unless terminated earlier for cause as defined below. After the initial term, the same Agreement shall be extended for subsequent one-year extension terms unless terminated by either party with or without cause on ninety (90) days notice.

22.2	This Agreement may be terminated by notice in writing by either party for cause as specified in this Section 22.2 below:

22.2.1	by either party if the other party shall default in the performance of any of its other obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; provided, however, that if such default is not capable of being cured within such thirty (30) day period but the party in default initiates and diligently continues good faith efforts to cure such default, such thirty (30) day period shall be extended to a maximum of ninety (90) days; provided, further, however, no such cure period shall apply if PACIFIC PHARMA breaches any the provisions of this Section 22;

22.2.2	by SUNEVA upon a Change in Control of PACIFIC PHARMA or if a major part of the assets or all of the assets of PACIFIC PHARMA are disposed of or acquired by any third party.

22.2.3	by SUNEVA if PACIFIC PHARMA fails to meet the agreed-upon Minimum Milestones as follows: purchases less than 85% of the agreed to Minimum Milestones for two consecutive years in the first three years post Launch, or purchases less than 80% of the Minimum Milestone in any future year.

22.2.4	by SUNEVA upon a violation of the confidentiality provisions at Section 18 or Section 21.8.

22.2.5	by SUNEVA if, in its sole discretion, there is any written and legitimate evidence of PACIFIC PHARMA’s involvement of parallel importing or counterfeiting whether direct or indirect without action by PACIFIC PHARMA to address this practice.

22.2.6	by SUNEVA if Territory Regulatory Approval is not obtained by PACIFIC PHARMA before June 30, 2013.

22.2.7	by either party;

(a)	if the other Party makes a voluntary petition in bankruptcy, insolvency or similar petition;

(b)	upon an involuntary petition in bankruptcy, insolvency or similar petition is made against the other Party;

(c)	if the other Party becomes insolvent or makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets or is liquidated;

(d)	if the enactment or adoption of any Applicable Law makes it illegal, impossible or impracticable to export, import, market, sell and distribute the Product(s) to or in the Territory as contemplated in this Agreement, then upon notice provided to the other Party that specifies the Applicable law and details the reasons why such Applicable Law prevents performance, the prevented-party shall have 90-day period to provide such performance, after which if such asserted prevention by Applicable Law is not addressed satisfactorily to allow for performance, either party may terminate this agreement, and neither party shall be responsible for any ensuing damages resulting from or arising from any such prevented performance.

22.3	Promptly but no later than, thirty (30) days after Termination, PACIFIC PHARMA shall transfer all Territory Product information, data, customer lists, customer purchasing history along with a summary of all active commercial, regulatory, and clinical efforts to SUNEVA or its designee. If such has been transferred to PACIFIC PHARMA, PACIFIC PHARMA will also use its best efforts to transfer the Territory Regulatory Approval to SUNEVA or its designee. In such event, promptly but no later than, thirty (30) days after Termination, PACIFIC PHARMA will have transferred all Regulatory responsibilities to SUNEVA or its designee. This will include but not be limited to the originals of the Territory Regulatory Approval and all related documents in PACIFIC PHARMA’S possession for the Product(s), and a transfer to SUNEVA or its designee of all rights to seek continued regulatory approvals, extensions, and other related regulatory or governmental consents or licenses for the Product in the Territory. Without prejudice to the foregoing, upon termination or expiration of this Agreement, regardless of the cause, PACIFIC PHARMA shall unconditionally and irrevocably agree to any unilateral action by SUNEVA and/or its agent to request the transfer of the Territory Regulatory Approval or the revocation of same. For the avoidance of doubt, SUNEVA and/or its agent may perform such unilateral action without the oral or written consent of PACIFIC PHARMA.

22.4	Upon termination or expiration of this Agreement, regardless of the cause: (a) all of PACIFIC PHARMA’s rights granted hereunder shall immediately cease and PACIFIC PHARMA shall immediately cease and desist from any further use of Technical Information, SUNEVA’s Marks, or any proprietary information of SUNEVA and immediately cease marketing, promoting or otherwise using the Product(s); (b) PACIFIC PHARMA shall return to SUNEVA or, at SUNEVA’s direction, destroy any and all language translations of sales and technical literature and materials in PACIFIC PHARMA’s (and its agents) possession or control; (c) PACIFIC PHARMA shall, at SUNEVA’s written request (at SUNEVA’s option), return to SUNEVA any Product(s) in its (and its agents) possession at the price paid by PACIFIC PHARMA, freight paid by PACIFIC PHARMA, provided that, PACIFIC PHARMA may continue to distribute and sale the unreturned Product(s) for a period of six (6) months after the date of termination or expiration of this Agreement in such a manner as will not interfere with SUNEVA’s goodwill ; (d) PACIFIC PHARMA shall immediately return to SUNEVA all other SUNEVA property, including, but not limited to, all original documents and copies which contain Technical Information or SUNEVA’s proprietary information; and (e) PACIFIC PHARMA shall immediately remove from its (and its agent’s) facilities and other premises all signs, billboards and other similar items bearing any of the SUNEVA Marks or identifying PACIFIC PHARMA (or its agents) as an authorized distributor of SUNEVA or the Product(s). Under no circumstances shall SUNEVA be liable with respect to orders received by SUNEVA after the termination or expiration of this Agreement.

22.5	The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provision for indemnification and the making of any and all payments due hereunder and particularly the provisions of Sections 7, 8, 9, 11, 12, 18, 19, 21, 22, 30, 32, and 33 shall survive the expiration or the termination of this Agreement by either Party for any reason,

23	FORCE MAJEURE

23.1	Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, government decree, government order, required to comply with applicable law, sabotage, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyances for air land or sea, other impediments or hindrances to transportation, government intervention government decree government order, required to comply with applicable law, strikes or other labor disturbances or any other cause beyond the control of the parties, including, without limitation, acts or threats of violence by governmental or non-governmental organizations including so called “terrorist” acts. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of a Force Majeure Event, the other party may likewise suspend the performance of all or part of its obligations hereunder, except for the obligation to pay any amounts due and owing hereunder, to the extent that such suspension is commercially reasonable.

24	INSURANCE

24.1	SUNEVA and PACIFIC PHARMA each shall maintain adequate product liability insurance to cover product liability claims against it, respectively, as manufacturer of the Products and distributor of the Product(s).

25	NOTICES

25.1	Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served the day transmitted by facsimile or a date three (3) days after the date of express mail or mail by courier.

To:	SUNEVA

SUNEVA MEDICAL, INC.

5870 Pacific Center Boulevard

San Diego, CA 92121

Attention: Nicholas L. Teti, Jr., CEO

Fax: +1.858.550.9997

To:	PACIFIC PHARMA

Seongwon Building

175-2, Hangangro 2-ga, Youngsan-gu

Seoul, Republic of Korea

Attention: Won Joon Ahn, President & CEO

26	EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.

27	WAIVER

The failure of either of the parties to insist upon a strict performance of any other terms and provisions therein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.

28	ASSIGNMENT

28.1	Due to the exclusive nature of this Agreement and especially the trust and confidence SUNEVA has in PACIFIC PHARMA, PACIFIC PHARMA shall not assign this Agreement or any right or interest under this Agreement, nor delegate any obligation to be performed under this Agreement, without the prior written consent of SUNEVA and then only upon approval of the other party by SUNEVA and written acceptance of such assignment in written form approved by such party. The exception to the above in which PACIFIC PHARMA can assign this agreement without SUNEVA’s permission is only as part of a substantive change in control of the capital structure or business of PACIFIC PHARMA by way of merger, sale of stock or assets, reorganization, conversion, restructuring or otherwise.

28.2	In the event of an assignment by PACIFIC PHARMA is permitted hereunder, PACIFIC PHARMA shall not be released from its obligations hereunder and shall guarantee the full performance by such assignee of such obligations. Any attempted assignment of or delegation by PACIFIC PHARMA in contravention of this provision shall be void and ineffective and shall be deemed to be a material breach hereof.

28.3	SUNEVA may assign this Agreement or any obligations or rights hereunder without the prior written consent of PACIFIC PHARMA. Moreover, Suneva agrees that in the event of any such assignment, this Agreement will remain binding on the assignee under the terms then in effect.

29	ENTIRE AGREEMENT - AMENDMENTS

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement, or any waiver of any term or condition of this Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

30	GOVERNING LAW; VENUE; LANGUAGE

30.1	This Agreement has been made, executed and delivered in California, in which state the offices of SUNEVA are located. Accordingly, the Parties invoke the laws of California regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of California and any applicable federal laws of the United States of America, as from time to time amended and in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply in any respect to this Agreement or the Parties.

30.2	Language. The official language of this Agreement is English. All contract interpretations, notices, and dispute resolutions shall be in English. Any amendments to this Agreement shall be in English. Translations of any of these documents shall not be construed as official or original versions of the documents, or otherwise referred to in the interpretation or construction of the intentions of the Parties hereto.

31	TAXES

Any taxes, duties, fees, charges, VAT, assessments or withholding of any nature levied by any governmental authority in connection with Territory Regulatory Approval, license fees or importation, marketing, distribution or sale of the Product in the Territory, whether levied against PACIFIC PARMA or SUNEVA, shall be solely the responsibility of and paid for by PACIFIC PARMA except for any U.S. tax on the income of SUNEVA.

32	SEVERABILITY

If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

33	ARBITRATION

33.1	Except with respect to disputes involving SUNEVA’s rights in and/or breaches of SUNEVA’s Confidential Information and/or intellectual property rights and as provided in Section 18 [Confidentiality Section] above, any dispute, claim or controversy which shall arise out of or in relation to this Agreement, or the breach thereof, shall be finally settled by binding arbitration at San Diego, California, USA, in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted by a single arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA rules. The arbitration shall be conducted in the English language. Notwithstanding any contrary provisions in the AAA rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrator unless the arbitrator determines the fees and costs should be borne by one of the parties. The arbitrator may not award or assess punitive damages against SUNEVA.

33.2	Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by either Party, their representatives, or the arbitrator (except: (a) to the professional advisers of SUNEVA and PACIFIC PHARMA; (b) in connection with a public offering of securities by SUNEVA or PACIFIC PHARMA; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation) and (ii) the arbitrator shall be required to prepare written findings of fact. Notwithstanding the foregoing, either Party may apply to the court(s) listed below at 33.3 for a temporary restraining order, preliminary injunction or other equitable relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

33.3	For any disputes not subject to Sections 33.1 and 33.2 above, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in the County of San Diego and the United States District Court for the Southern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto (i) irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

34	GENERAL PROVISIONS

34.1	Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each Party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other Party hereto.

34.2	Rule of Construction. Both parties have been represented by counsel in the negotiation and drafting of this Agreement, therefore, no rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

34.3	Cooperation. Both parties agree to cooperate with each other and to execute any and all further and necessary documents as may be reasonably requested by any party hereto in order to implement and carry out the purpose and intent of this Agreement.

34.4	Partial Invalidity. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect and such terms or provision shall be deemed to be deleted.

34.5	No-Waiver. No term of provision of this Agreement shall be deemed waived and no breach or default shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of or excuse for any different or subsequent breach or default.

34.6	Headings. Descriptive headings in this Agreement ware for convenience only and shall not affect the construction of this Agreement.

35	ACKNOWLEDGEMENT, REPRESENTATIONS AND COVENANTS OF PACIFIC PHARMA

35.1	PACIFIC PHARMA hereby agree as follows:

(a)	PACIFIC PHARMA will be properly capitalized at all times during the Term.

(b)	PACIFIC PHARMA will use best efforts to obtain Territory Regulatory Approval on or before December 3, 2012 and will, in any event, obtain Territory Regulatory Approval before June 30, 2013.

(c)	PACIFIC PHARMA agrees that in connection with this Agreement they will have access to important confidential business and technical information of Suneva and therefore PACIFIC PHARMA shall, and shall require its employees, agents, officers, directors, advisors to comply with the following covenants:

i.	they shall not and they shall not permit any company they are associated with or affiliated with to use such Confidential Information in any manner, and

ii.

they shall not and they shall not permit any company they are associated with or affiliated with to directly or indirectly compete with Suneva or its Products by selling any injectable dermal filler with non-hyaluronic acid based microspheres or any material with a label claimed duration of two (2) years or longer in the Territory. For avoidance of doubt, this provision does not apply to any product under internal development by PACIFIC PHARMA as of the Effective Date.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

SUNEVA MEDICAL, INC.

By:	/s/ Nicholas L. Teti, Jr.
Name:	Nicholas L. Teti, Jr.
Title:	Chairman and Chief Executive Officer

PACIFIC PHARMA CORPORATION

By:	/s/ Won Joon Ahn
Name:	Won Joon Ahn
Title:	CEO